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              Consent of Independent Certified Public Accountants


To the Board of Directors of
MeltroniX,Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 17, 2000, except for Note 17, paragraph 1, which is as of March 22, 2000, Note 17, paragraph 2 which is as of March 31, 2000 and Note 17, paragraph 3 which is as of April 11, 2000 relating to the consolidated financial statements of MeltroniX, Inc. (formerly Microelectronic Packaging, Inc.), and of our report dated March 17, 2000, except for Note 17, paragraph 1, which is as of March 22, 2000, Note 17 paragraph 2 which is as of March 31, 2000 and Note 17 paragraph 3 which is as of April 11, 2000 relating to the schedule, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.


                                                BDO SEIDMAN, LLP

Costa Mesa, California
April 14, 2000